Exhibit 10.18

FIFTH AMENDMENT TO THE EXPONENT, INC. 401(k) SAVINGS PLAN

(AS AMENDED AND RESTATED JANUARY 2, 1999)

WHEREAS, Exponent, Inc. (the “Company”) adopted an amended and restated 401(k) Savings Plan effective January 2, 1999 (the “Plan”); and

WHEREAS, the Plan must be amended as a result of changes to Section 401(a)(31)(B) of the Internal Revenue Code regarding automatic rollovers of certain mandatory lump sum payments; and

WHEREAS, the Company retains the right to amend the Plan under Section 11.1(a) thereof;

NOW, THEREFORE, effective March 28, 2005, subsection (c)(i) of 6.8 Commencement of Distributions shall read in full as follows:

(i) if the Participant’s vested Account balance does not exceed Five Thousand Dollars ($5,000) at the time of distribution, then the Participant shall receive a lump sum distribution of the entire vested portion of such Account balance and the nonvested portion shall be treated as a forfeiture. In the event of such a mandatory lump sum distribution greater than $1,000, if the Participant does not elect to have such distribution paid directly to an “eligible retirement plan” (as defined in Section 6.10 and Section 6 of Appendix E) specified by the Participant in a direct rollover or to receive the distribution directly in the manner set forth in the Plan, then the Plan Administrator will pay the distribution in a direct rollover to an individual retirement plan designated by the Plan Administrator.

IN WITNESS WHEREOF, the Company has caused this Fifth Amendment to be executed by its duly authorized officer.

Dated: December 20, 2005	EXPONENT, INC.

	By:	/s/ Richard L. Schlenker
	Title:	Secretary